Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Andretti Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	New Company Common Stock(3)	Rule 457(c) Rule 457(f)(1)	13,644,801(2)	$10.84(4)	$147,909,642.84	0.00014760	$21,831.46

Fees to Be Paid	Equity	New Company Common Stock(5)	Rule 457(f)(2)	17,890,564(2)	$0.0000333(6)	$595.75	0.00014760	$0.09

Fees to Be Paid	Equity	New Company Warrants(7)	Rule 457(i)	25,050,000(2)	$—(8)	—	0.00014760	—

Fees to Be Paid	Equity	New Company Common Stock issuable upon exercise of New Company Warrants(9)	Rule 457(i)	25,050,000(2)	$11.762(10)	$294,638,100	0.00014760	$43,488.58

Fees Previously Paid	Equity	Class A Ordinary Shares	Rule 457(c) Rule 457(f)(1)	17,890,564	$10.755	$192,413,015.82	0.00014760	$28,400.16

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

	Total Offering Amounts					$442,548,338.59	0.00014760	$65,320.13

	Total Fees Previously Paid							$28,400.16

	Total Fee Offsets							—

	Net Fee Due							$36,919.97

(1)

Upon the closing of the business combination (the “Merger”) described in the proxy statement/prospectus which forms a part of the Registration Statement on Form S-4 with which this Calculation of Filing Fee Table is filed as Exhibit 107, Andretti Acquisition Corp., a Cayman Islands exempted company (the “SPAC”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Part XII of the Delaware General Corporation Law, pursuant to which the SPAC’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by the continuing entity following the Domestication (the “Surviving Company”), which will be renamed “Zapata Computing Holdings Inc.”

In connection with the Domestication, each issued and outstanding Class A ordinary share, par value $0.0001 per share, of the SPAC (the “SPAC Class A Common Stock”) and each issued and outstanding Class B ordinary share, par value $0.0001 per share, of the SPAC (the “SPAC Class B Common Stock”) will be converted into one share of common stock, par value $0.0001 per share, of the Surviving Company (the “New Company Common Stock”).

(2)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)

The number of shares of New Company Common Stock being registered represents (i) 7,894,801 shares of New Company Common Stock expected to be issued in exchange for 7,894,801 shares of SPAC Class A Common Stock, including the shares of SPAC Class A Common Stock that were included in the units issued in the SPAC’s initial public offering (the “IPO”), that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-254627) (the “IPO Registration Statement”) and offered by the SPAC in the IPO (the “SPAC Public Shares”) and after giving effect to the redemption of 15,105,199 shares of SPAC Class A Common Stock in connection with the extraordinary general meeting held by the SPAC on July 14, 2023, and (ii) 5,750,000 shares of New Company Common Stock expected to be issued in exchange for the 5,750,000 shares of Class B Common Stock that were initially issued in a private placement prior to the IPO to Andretti Sponsor LLC and that are not forfeited in the event of SPAC shareholder redemptions.

(4)

Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $10.84 (the average of the high and low trading prices of shares of Class A Common Stock as reported on the New York Stock Exchange on December 18, 2023).

(5)	Represents the estimated 17,890,564 shares of SPAC Class A Common Stock to be issued to Zapata Computing, Inc.’s securityholders upon completion of the Merger.

(6)

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Zapata is a private company, no market exists for its securities, and Zapata has an accumulated deficit. Therefore, the proposed maximum aggregate offering price of Zapata shares is one-third of the aggregate par value of the Zapata shares expected to be exchanged in the Business Combination.

(7)

The number of New Company Warrants being registered represents (i) the 11,500,000 SPAC Public Warrants that were registered pursuant to the IPO Registration Statement and offered by the SPAC in its IPO and (ii) the 13,550,000 SPAC Private Placement Warrants that were initially issued in a private placement prior to the IPO to the Sponsor and the Sponsor Co-Investor. In connection with the Domestication, each SPAC Public Warrant and SPAC Private Placement Warrant will be converted into one New Company Warrant.

(8)	No separate registration fee is required pursuant to Rule 457(i) under the Securities Act.

(9)

Represents the number of shares of New Company Common Stock issuable upon exercise of the New Company Warrants. Each whole New Company Warrant will entitle the warrant holder to purchase one share of New Company Common Stock at a price of $11.50 per share.

(10)

Calculated in accordance with Rule 457(i) under the Securities Act, based on the sum of (i) the average high and low prices of the SPAC Public Warrants on the NYSE on December 18, 2023 (such date being within five business days prior to the date that this registration statement was first filed with the SEC) and (ii) the $11.50 exercise price of the New Company Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the New Company Warrants has been allocated to the New Company Common Stock issuable upon exercise of the New Company Warrants and included in the registration fee paid in respect of such shares of New Company Common Stock.